Exhibit 7 to Form T-1
Bank Call Notice
RESERVE DISTRICT NO. 2
CONSOLIDATED REPORT OF CONDITION OF
JPMorgan Chase Bank, N.A.
of 1111 Polaris Parkway, Columbus, Ohio 43240
and Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System,
at the close of business September 30, 2005, in
accordance with a call made by the Federal Reserve Bank of this
District pursuant to the provisions of the Federal Reserve Act.

		Dollar Amounts
		in Millions
ASSETS

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$28,433
Interest-bearing balances		17,638
Securities:
Held to maturity securities		84
Available for sale securities		55,133
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices		24,468
Securities purchased under agreements to resell		167,210
Loans and lease financing receivables:
Loans and leases held for sale		30,960
Loans and leases, net of unearned income	$360,848
Less: Allowance for loan and lease losses	4,895
Loans and leases, net of unearned income and allowance		355,953
Trading Assets		229,642
Premises and fixed assets (including capitalized leases)		8,279
Other real estate owned		141
Investments in unconsolidated subsidiaries and associated companies		794
Customers’ liability to this bank on acceptances outstanding		738
Intangible assets
Goodwill		23,365
Other Intangible assets		10,275
Other assets		55,313
TOTAL ASSETS		$1,008,426

		Dollar Amounts
		in Millions
LIABILITIES
Deposits
In domestic offices		$389,235
Noninterest-bearing	$138,883
Interest-bearing	250,352
In foreign offices, Edge and Agreement
subsidiaries and IBF’s		140,161
Noninterest-bearing	$6,800
Interest-bearing	133,361
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		8,435
Securities sold under agreements to repurchase		109,608
Trading liabilities		131,588
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)		82,712
Bank’s liability on acceptances executed and outstanding		738
Subordinated notes and debentures		17,662
Other liabilities		40,948
TOTAL LIABILITIES		921,087
Minority Interest in consolidated subsidiaries		2,249

EQUITY CAPITAL

Perpetual preferred stock and related surplus		0
Common stock		1,785
Surplus (exclude all surplus related to preferred stock)		59,467
Retained earnings		24,523
Accumulated other comprehensive income		(685)
Other equity capital components		0
TOTAL EQUITY CAPITAL		85,090

TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL		$1,008,426

I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.
JOSEPH L. SCLAFANI
We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

WILLIAM B. HARRISON, JR.	)
JAMES DIMON	)	DIRECTORS
MICHAEL J. CAVANAGH	)